Exhibit 99.2

Murray Energy Corporation
46226 National Road
 St. Clairsville, Ohio 43950

August 30, 2016

Foresight Reserves, LP
3801 PGA Boulevard, Suite 903
Palm Beach Gardens, Florida 33410
 Attention: Trey Jackson

Foresight Energy L.P.
One Metropolitan Square
Suite 2600
St. Louis, Missouri 63102
 Attention: Rashda Buttar

Re:	$300,000,000 Second Lien Exchangeable PIK Notes due 2017 (the “Exchangeable Notes”) of Foresight Energy LLC (the “Issuer”) and Foresight Energy Finance Corporation (together with the Issuer, the “Issuers”).

Ladies and Gentlemen:

1. This letter agreement (as it may be amended, modified, or waived from time to time in accordance with the terms hereof, the “Letter Agreement”) is by and among Foresight Reserves, LP (“Reserves”) and the persons and entities listed on Schedule A hereto (the “Other Investors” and collectively with Reserves, “FRLP” or “you”), Murray Energy Corporation (“MEC”), an equityholder of Foresight Energy LP (“FELP”), and FELP, the parent company of the Issuers, in connection with the contemplated Indenture, to be dated as of the date of issuance of the Exchangeable Notes, which will govern the terms of the Exchangeable Notes (the “Indenture”).  Pursuant to the Indenture, if the Exchangeable Notes are not refinanced, redeemed, repurchased, defeased, otherwise retired, purchased pursuant to the Purchase Right (defined below), or a combination thereof, on or prior to October 2, 2017, then the Exchangeable Notes shall mature at 1:00 p.m. (New York City time) on October 3, 2017, at which time the Issuers shall repay the Exchangeable Notes in cash at 100% of the principal amount of the Exchangeable Notes plus accrued interest to October 3, 2017; provided, that if the Issuers fail to so repay the Exchangeable Notes, then all outstanding Exchangeable Notes (including all principal, interest, and other amounts outstanding thereunder) will immediately and automatically be exchanged into common units representing limited partnership interests of FELP at an exchange price of $0.8928 per unit as set forth in transaction support agreements.  The parties hereto acknowledge that (i) MEC (on its own, with its affiliates and/or with other investors) may make an investment in FELP (the “MEC Investment”) or (ii) FELP and/or one or more of its subsidiaries may otherwise incur indebtedness or issue other instruments (including without limitation the issuance of preferred equity), the proceeds of either or both of which shall be used to refinance the Exchangeable Notes in their entirety on or prior to October 2, 2017 (the “Refinancing”).  Alternatively, MEC (on its own, with its affiliates and/or with other investors) may purchase the Exchangeable Notes from the holders thereof on or prior to October 2, 2017 (the “Purchase Right”). The Refinancing and/or purchase is a condition precedent to the exercise by MEC of its Option (as defined in that certain Amended and Restated Option Agreement by and between MEC, Reserves and Michael J. Beyer).

2. FRLP hereby represents and warrants to MEC that FRLP collectively will hold, immediately after the issuance thereof, an initial aggregate principal amount of Exchangeable Notes of up to $180,000,000 (the “FRLP Exchangeable Notes”) and not in excess thereof.

3. As consideration for FRLP’s agreement to become a holder of the FRLP Exchangeable Notes on the initial issue date of the Exchangeable Notes, FELP hereby covenants to and agrees with each of FRLP and MEC that it shall (i) no less than 30 days prior to the consummation of a Refinancing, cause written notice of any proposed Refinancing to be given to FRLP, which notice shall include the then expected material terms of any transaction to effectuate such proposed Refinancing (which, in the case of indebtedness, shall include without limitation maturity, approximate face amount, interest rate, issue price, redemption prices, and a summary of expected covenants and governance terms (all expected material terms of any such Refinancing collectively, the “Terms”)), provided any such Terms are then available - if they are not then the only requirement under this clause (i) is to deliver to FRLP a summary of discussions around the proposed Refinancing and the identity of any person then known to FELP who may participate in the proposed Refinancing, and (ii)(a) cause written notice of any proposed Refinancing to be given to FRLP no less than 15 business days prior to the consummation of such Refinancing, which notice shall include the Terms and (b) attach to the notice described in the preceding clause 3(ii)(a) drafts of any subscription agreement, loan agreement, indenture, note, certificate of designation or similar agreement and any term sheets or offering documents relating

Exhibit 99.2-1

thereto (which, subject to Paragraph 4 below, may be subject to change).  The written notices referred to in the immediately preceding sentence may instead be given by MEC or one of its affiliates to satisfy the obligations with respect thereto.

Within 10 business days of receipt of the notice and documents described in clause 3(ii), FRLP shall notify FELP and MEC in writing (the “Election”) that it will, subject to completion of such transaction to effectuate the proposed Refinancing, either (i) continue to hold all of the FRLP Exchangeable Notes and receive payment in full in connection with the Refinancing on the same terms as all other holders of Exchangeable Notes, (ii) exchange FRLP Exchangeable Notes in an initial aggregate principal amount not to exceed $180 million plus accrued and unpaid interest thereon (which unpaid interest will be in the form of additional Exchangeable Notes) (the sum of the initial aggregate principal amount of $180 million plus accrued and unpaid interest is the “FRLP Exchangeable Notes Amount”) for the securities or other instruments to be issued in the Refinancing in an aggregate principal amount (or in the case of instruments not constituting indebtedness, having value (based on the economic terms of such MEC Investment) in an amount) equal to the FRLP Exchangeable Notes Amount on the same terms being issued or borrowed in connection with the Refinancing (and, to the extent such Refinancing is comprised of multiple series or tranches, on a pro rata basis among such series or tranches), or (iii) any combination of clauses (i) and (ii) immediately above. Such Election shall be binding and not subject to change, subject to numbered paragraph 4 below. If, after exchanging the entire FRLP Exchangeable Notes Amount for an equal aggregate amount of such securities in the Refinancing as set forth in the preceding sentence, FRLP would not be the lender or holder (as the case may be) of at least 60% of the total amount of any such new tranche or series of securities or other instruments, FRLP shall have the option (and shall notify MEC or FELP, as appropriate, whether or not it chooses to exercise such option in the Election) to provide an additional amount in cash to purchase such new tranche or series on the same terms and timing as other investors that would result in FRLP holding up to 60% of such new tranche or series.

4. FELP further covenants and agrees that (regardless of whether or not FRLP elects to participate in the Refinancing) (i) it shall deliver written notice to each of FRLP and MEC promptly, but in any event no later than three business days prior to the closing of such Refinancing, of any expected change to the Terms and the documents reflecting such changes and (ii) upon receipt of such notice of a change in terms and such documents, FRLP shall have the right to change any Election made pursuant to the first sentence of the previous paragraph within two business days of receipt of such notice.

The written notice referred to in this numbered Paragraph 4 may instead be given by MEC or one of its affiliates to satisfy the obligations with respect thereto.  To the extent that FRLP elects, as to any portion of its FRLP Exchangeable Notes, to exchange such FRLP Exchangeable Notes pursuant to clause (ii) or clause (iii) of the third sentence of Paragraph 3, FELP and MEC hereby covenant and agree to promptly enter into, and subsequently perform, such agreements or arrangements, and to cause its financing providers to enter into such agreements or arrangements, as may be necessary or advisable (in the reasonable determination of FRLP) to effectuate such exchange.

5. If, however, MEC exercises its Purchase Right, FRLP may elect not to have FRLP Exchangeable Notes in an aggregate principal amount up to the FRLP Exchangeable Notes Amount it then holds purchased by MEC and such FRLP Exchangeable Notes shall exchange into FELP common units pursuant to the terms of the Indenture.  For the avoidance of doubt, if FELP and/or MEC propose to retire the Exchangeable Notes in full by MEC exercising its Purchase Right in combination with a Refinancing, FRLP shall have the rights set forth in Paragraphs 3 and 4 pro rata in proportion to the principal amount of Exchangeable Notes that are proposed to be retired in the Refinancing and shall have the rights set forth in this Paragraph 5 pro rata in proportion to the principal amount of Exchangeable Notes that are proposed to be purchased by MEC.  If MEC proposes to exercise its Purchase Right (whether alone or in combination with a Refinancing), MEC shall deliver (or shall cause FELP to deliver) notice thereof to FRLP and FRLP shall deliver notice to MEC of its election pursuant to this Paragraph in accordance with the notice provisions of numbered Paragraphs 3 and 4.

6. FRLP agrees that (a) it will reasonably cooperate with FELP’s efforts to cause the FRLP Exchangeable Notes to be identified separately from the other Exchangeable Notes including, in the event of an Election, identifying the Election made with respect to each of the FRLP Exchangeable Notes (including (i) by their own CUSIP or sub-CUSIP number that is separately identifiable from the CUSIP number assigned to the Exchangeable Notes not held by FRLP at any time the Exchangeable Notes are held by them through the facilities of the Depository Trust Company and/or (ii) if the Exchangeable Notes are not held in the facilities of the Depositary Trust Company (A) by the American Stock Transfer and Trust Company file number assigned to the FRLP Exchangeable Notes or (B) by such other means as reasonably requested by MEC and/or the Issuers which may include transferring interests to separate global notes); provided, that the Issuers of the Exchangeable Notes make the appropriate request to the Committee on Uniform Security Identification Procedures to effectuate such an identification; and (ii) it will not object to or otherwise oppose the Refinancing or exercise by MEC of its Purchase Right if such Refinancing or Purchase Right exercise is effected in accordance with the terms set forth in the Indenture and this Letter Agreement; provided, that if MEC or FELP proposes to effectuate the Refinancing through the issuance by FELP of any interests other than common units having the same economic and governance rights as the then existing common units, the directors of Foresight Energy GP LLC (the “GP”) may express, solely in their capacity as directors of the GP, any opinion they
Exhibit 99.2-2

may have on such proposal to the “independent directors” of the GP so long as such opinion(s) is shared with MEC or one of the directors of the GP appointed by MEC within one business day.

7. The parties further agree (i) the Indenture shall provide for the foregoing such that the redemption right of the Issuers shall be permitted only after compliance by FELP with the terms described in numbered paragraphs 3 and 4 above (as more fully set forth in the Indenture) and (ii) no other agreement shall be entered into by MEC or FELP that would prohibit or otherwise restrict the rights of FRLP hereunder from being exercised or the obligations of MEC or FELP from being complied with.

8. Furthermore, during the 30 trading days prior to any Refinancing, MEC and FRLP will not, and will cause their respective affiliates not to, directly or indirectly, (and not cause any other party to) short, purchase, contract to purchase, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, of the Common Units during the 30 trading days prior to any Refinancing or exercise of the Purchase Right.

9. It is understood and agreed that this Letter Agreement shall not constitute or give rise to any obligation to provide any financing or otherwise engage in a capital markets or other transaction, except as otherwise set forth herein.

10. This Letter Agreement may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by MEC, FELP, and Reserves (on behalf of FRLP).  No course of dealing between the parties hereto shall be deemed to modify, amend or discharge any provision or term of this Letter Agreement.

11. Because of the unique business relationships by and among MEC, FELP and FRLP, including the respective partnership interests in FELP, and, as applicable, the GP, the familiarity of each of the parties to this Letter Agreement with one another, the intertwined interests and benefits of the parties in other agreements that exist among them and their affiliates for the development, operation and mining of coal in the Illinois Basin, MEC, FELP and FRLP intend to and hereby agree that each party’s interest under this Letter Agreement are not and may not be assigned to another person, in whole or in part, directly or indirectly, by operation of law or otherwise, without the express written consent of all the other parties hereto, which consent may be withheld for any reason or no reason.  This non-assignment provision is an integral part of this Letter Agreement without which the parties would not be willing to enter into this Letter Agreement or the associated exchange related to the Exchangeable Notes.

12. This Letter Agreement and the other written agreements entered into by the parties in connection with the subject matter hereof (the “Other Agreements”) supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the parties hereto relating to the subject matter hereof, and this Letter Agreement and the Other Agreements contain the entire final agreement of the parties hereto relating to the subject matter hereof.

13. All notices and other communications to be given to a party hereto shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such party set forth on such party’s signature page hereto or such other address as such party shall specify from time to time in a notice to the other party.  Any of the foregoing communications shall be effective when delivered on a business day (or if not a business day, on the next business day thereafter).  Any notice delivered to Reserves in accordance with this Letter Agreement shall be deemed sufficient notice to FRLP.

14. Each provision of this Letter Agreement shall be valid, binding and enforceable to the fullest extent permitted by requirements of law.  In case any provision in this Letter Agreement shall be invalid, illegal or unenforceable in any jurisdiction (either in its entirety or as applied to any party, fact, circumstance, action or inaction), the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction or as applied to any party, fact, circumstance, action or inaction, shall not in any way be affected or impaired thereby and the remainder of this Letter Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

15. This Letter Agreement and any claim, controversy or dispute arising under or related to or in connection with this Letter Agreement, the relationship of the persons party hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law rules thereof that would apply the laws of another jurisdiction.

16. This Letter Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which taken together shall constitute one and the same document.  Delivery of an executed counterpart of this Letter Agreement by facsimile, telecopy or other secure electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart thereof.

Exhibit 99.2-3

17. The terms “business day”, “trading day” and Exchange Act shall have the meanings ascribed to them in the Indenture as in effect on the date hereof.

18. Reserves hereby represents and warrants that it has received an irrevocable power of attorney from each of the Other Investors authorizing Reserves (i) to bind the Other Investors to this Letter Agreement and related agreements and instruments; (ii) to take such other actions for and on behalf of the Other Investors including performing obligations of the Other Investors under this Letter Agreement and related agreements and instruments; (iii) to receive all notices delivered to FRLP hereunder; and (iv) for and on behalf of the Other Investors, to make all decisions and elections and to take all actions or refrain from taking actions as may be permitted under this Letter Agreement and related agreements and instruments.

Please evidence your agreement to the terms of this Letter Agreement by signing a counterpart of this Letter Agreement and returning it to the undersigned.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 99.2-4

Sincerely,

MURRAY ENERGY CORPORATION

	By:	/s/
Name
Title

Address for notices:

46226 National Road
St. Clairsville, Ohio 43950
Attention: Michael McKown
Email: mmckown@coalsource.com

FORESIGHT ENERGY L.P.

By:		Foresight Energy GP LLC, its General Partner

By:
Name:
Title:

Address for notices:

One Metropolitan Square
Suite 2600
St. Louis, Missouri 63102
Attention: Rashda Buttar
Email:  rbuttar@foresightenergy.com
 Facsimile No.: []

AGREED TO AND ACCEPTED:

FORESIGHT RESERVES, LP
for itself and as attorney in fact for the
individuals and entities listed on Schedule A hereto

By:
Name:
Title:

Address for notices:

3801 PGA Boulevard, Suite 903
Palm Beach Gardens, Florida 33410
Attention:  Richard Verheij
Email: rverheij@clineres.com
 Facsimile No.: 561-626-4938

Exhibit 99.2-5

Schedule A

 “Other Investors”

1. Christopher Cline

2. Michael J. Beyer

3. Munsen LLC

4. Filbert Holdings LLC

5. The Candice Cline 2004 Irrevocable Trust

6. The Alex T. Cline 2004 Irrevocable Trust

7. The Christopher L. Cline 2004 Irrevocable Trust

8. The Kameron N. Cline 2004 Irrevocable Trust

9. Forest Glen Investments LLC

Exhibit 99.2-6